Exhibit B
VOTING AGREEMENT
     This VOTING AGREEMENT, dated as of September 16, 2009 (this “Agreement”), is by and among Aries Energy Corporation, a Marshall Islands corporation (“Aries Energy”), Rocket Marine Inc., a Marshall Islands corporation and a wholly-owned subsidiary of Aries Energy (“Rocket Marine”), Gabriel Petrides, individually and as the holder of 50% of the outstanding shares of capital stock of Aries Energy (“Petrides”), Mons S. Bolin, individually and as the holder of 50% of the outstanding shares of capital stock of Aries Energy (“Bolin,” and together with Aries Energy, Rocket Marine and Petrides, the “Rocket Group”) and Grandunion, Inc., a Marshall Islands corporation (the “Purchaser”). Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the Purchase Agreement (as defined below).
     WHEREAS, concurrently herewith, Aries Maritime Transport Limited, a Bermuda corporation (the “Company”) and Purchaser entered into a Securities Purchase Agreement dated as of the date hereof (the “Purchase Agreement”), pursuant to which, among other things, the Company sold to the Purchaser 18,977,778 shares of the Company’s common stock (the “Purchased Shares”) of the Company; and
     WHEREAS, as a condition to the consummation of the transactions contemplated by the Purchase Agreement, the Purchaser has required that the Rocket Group enter into and deliver this Agreement to Purchaser; and
     WHEREAS, in consideration of the Rocket Group’s execution and delivery of this Agreement, the Purchaser has agreed to cause the Company to issue 2,666,667 shares of the Purchased Shares directly to Rocket Marine (the “Principal Stockholder’s Shares”); and
     WHEREAS, following the transfer of the Principal Stockholder’s Shares by Purchaser to Rocket Marine, the Rocket Group, directly or indirectly, will beneficially own an aggregate of 17,563,544 shares of the Company’s common stock (the “Rocket Marine Shares”); and
     WHEREAS, the Rocket Group acknowledges that Purchaser is entering into the Purchase Agreement in reliance on the representations, warranties, covenants and other agreements of the Rocket Group set forth in this Agreement and would not enter into the Purchase Agreement and consummate the transactions contemplated thereby if the Rocket Group did not enter into this Agreement.
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Purchaser, Aries Energy, Rocket Marine, Petrides and Bolin hereby agree as follows:
     1. Agreement to Vote.
          (a) For so long as any member of the Rocket Group owns any Rocket Marine Shares, each of Aries Energy, Rocket Marine, Petrides and Bolin hereby agrees that it shall, and shall cause any other holder of record of any Rocket Marine Shares to, at any meeting of the stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting), however called, or in connection with any written consent of the stockholders of the Company (i) when a meeting is held, appear at such meeting or otherwise cause the Rocket Marine Shares to be counted as present thereat for the purpose of establishing a quorum and (ii) vote or consent (or caused to be voted or consented) in person or by proxy all of the Rocket Marine Shares, with respect to any matter presented to the stockholders of the Company, in accordance with any instructions received from Purchaser.
          (b) ROCKET MARINE HEREBY GRANTS TO, AND APPOINTS, PURCHASER, THE PRESIDENT OF PURCHASER AND THE CHIEF FINANCIAL OFFICER OF PURCHASER, IN THEIR RESPECTIVE CAPACITIES AS OFFICERS OF PURCHASER, AND ANY OTHER DESIGNEE OF PURCHASER, AND EACH OF THEM INDIVIDUALLY, ROCKET MARINE’S IRREVOCABLE PROXY AND ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION) TO VOTE THE ROCKET MARINE SHARES AS INDICATED IN CLAUSE (A) OF THIS SECTION 1. ROCKET MARINE INTENDS THIS PROXY TO BE IRREVOCABLE AND COUPLED WITH AN INTEREST AND WILL TAKE SUCH FURTHER ACTION AND EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY AND HEREBY REVOKE ANY PROXY PREVIOUSLY GRANTED BY ROCKET MARINE WITH RESPECT TO THE ROCKET MARINE SHARES.
     2. No Inconsistent Agreements. Each of Aries Energy, Rocket Marine, Petrides and Bolin hereby covenants and agrees that, except as contemplated by this Agreement, it (a) has not entered into, and shall not enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to the Rocket Marine Shares and (b) has not granted, and shall not grant at any time while this Agreement remains in effect, a proxy or power of attorney with respect to the Rocket Marine Shares, in either case, which is inconsistent with their obligations pursuant to this Agreement.
     3. Representations and Warranties of Rocket Marine and Petrides. Each of Aries Energy, Rocket Marine, Petrides and Bolin hereby represents and warrants to Purchaser as follows:
          (a) Ownership of Securities. As of the date of this Agreement and after giving effect to the transfer of the Principal Stockholder’s Shares by the Purchaser to Rocket Marine, (i) Rocket Marine beneficially owns, directly or indirectly, the Rocket Marine Shares, (ii) Rocket Marine is, directly, or indirectly, the sole record holder of the Rocket Marine Shares, free and clear of all liens or encumbrances (other than liens created by this Agreement and liens granted to each of The Royal Bank of Scotland and Marfin Bank (provided that each of The Royal Bank of Scotland and Marfin Bank has agreed in writing, in the form attached hereto as Exhibit A (the “Pledged Shares Voting Agreement”) or in the case of Marfin Bank, a substantially similar agreement, that if it has the right to vote any of the Rocket Marine Shares before an event of default occurs under the related loan agreement, it shall vote such shares as provided in this Agreement for so long as it owns or has the right to vote such shares, and upon execution of the Pledged Shares Voting Agreement this condition shall be deemed satisfied)) and (iii) Rocket Marine, directly or indirectly, has sole voting power and sole power of disposition with respect to all Rocket Marine Shares, with no restrictions (other than those created by this

Agreement or pursuant to Rocket Marine’s loan documents with each of The Royal Bank of Scotland and Marfin Bank), subject to applicable Bermuda law or federal securities laws on their rights of disposition pertaining thereto. Nothing herein shall require any purchaser of Rocket Marine Shares (i) acquired from The Royal Bank of Scotland or Marfin Bank after a bona fide foreclosure thereon or (ii) sold without violation of those certain Lock Up Agreements, dated as of even date herewith, by and among Rocket Marine, Aries Energy, Petrides, Bolin and the Purchaser, to vote these shares in accordance with this Agreement unless the purchaser is a member of the Rocket Group or an Affiliate or family member (or trustee of the trust for the benefit of a family member), thereof. Rocket Marine has not appointed or granted any proxy which is still in effect with respect to the Rocket Marine Shares. As used in this Agreement, the terms “beneficial owner”, “beneficial ownership”, “beneficially owns” or “owns beneficially”, with respect to any securities, refer to the beneficial ownership of such securities as determined under Rule 13d-3(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
          (b) Existence, Power; Binding Agreement. Aries Energy is duly organized, formed or created, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, and all necessary corporate or other entity action on behalf of Aries Energy has been taken to authorize this Agreement to be entered into on behalf of and to be performed by Aries Energy. Rocket Marine is duly organized, formed or created, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, and all necessary corporate or other entity action on behalf of Rocket Marine has been taken to authorize this Agreement to be entered into on behalf of and to be performed by Rocket Marine. This Agreement has been duly and validly executed and delivered by Aries Energy, Rocket Marine, Petrides and Bolin and, assuming due authorization, execution and delivery by Purchaser, constitutes a legal, valid and binding obligation of Aries Energy, Rocket Marine, Petrides or Bolin, enforceable against Aries Energy, Rocket Marine, Petrides or Bolin in accordance with its terms, except as limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws relating to creditors’ rights generally and (b) general principles of equity, whether such enforceability is considered in a proceeding in equity or at law.
          (c) No Conflicts. Except for the applicable requirements of the Exchange Act, (i) no filing with, and no permit, authorization, consent or approval of, any state, federal or foreign governmental authority is necessary on the part of Aries Energy, Rocket Marine, Petrides or Bolin for the execution and delivery of this Agreement by Aries Energy, Rocket Marine, Petrides or Bolin and the consummation by Aries Energy, Rocket Marine, Petrides or Bolin of the transactions contemplated hereby and (ii) none of the execution and delivery of this Agreement by Aries Energy, Rocket Marine, Petrides and Bolin, the consummation by Aries Energy, Rocket Marine, Petrides and Bolin of the transactions contemplated hereby or compliance by Rocket Marine and Petrides with any of the provisions hereof will (A) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien on any property or asset of

Rocket Marine pursuant to, any contract to which Rocket Marine is a party or by which Rocket Marine or any property or asset of Rocket Marine is bound or affected or (B) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Rocket Marine or any of its properties or assets, except in the case of (A) or (B) for violations, breaches or defaults that would not in the aggregate materially impair the ability of Aries Energy, Rocket Marine, Petrides or Bolin to perform its obligations hereunder.
     4. Certain Covenants. Each of Rocket Marine and Petrides hereby covenant and agree, while this Agreement is in effect, to promptly notify Purchaser of the number of any new shares of the Company’s common stock that Rocket Marine or Petrides or any of their Affiliates acquires beneficial ownership of after the date hereof, and that any such shares of common stock shall be treated like Rocket Marine Shares hereunder.
     5. Legend. Each certificate representing Purchased Shares and Rocket Marine Shares owned as of the date hereof or acquired hereafter prior to December 31, 2011 shall bear the following legend on the face thereof:
“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER AND CERTAIN OTHER LIMITATIONS SET FORTH IN THOSE CERTAIN LOCK UP AGREEMENTS, DATED AS OF SEPTEMBER 16, 2009, BY AND AMONG ROCKET MARINE INC., ARIES ENERGY CORPORATION, GABRIEL PETRIDES, MONS S. BOLIN AND GRANDUNION, INC., AS THE SAME MAY BE AMENDED FROM TIME TO TIME (A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST TO THE COMPANY).”
          If so requested in writing by the Purchaser, Aries Energy, Rocket Marine, Petrides and Bolin will cause all of his or its Rocket Marine Shares, owned as of the date hereof or acquired hereafter, to be delivered to the Company for the purpose of applying such legend (if not so endorsed upon issuance).
          Upon expiration of the Lock-Up Agreements, the legend will be removed upon request of the holder.
     6. Further Assurances. From time to time, at the other party’s request and without further consideration, each party hereto shall take such reasonable further action as may reasonably be necessary or desirable to consummate and make effective the transactions contemplated by this Agreement.
     7. Amendment. Any term of this Agreement may be amended, terminated or waived only with the written consent of Aries Energy, Rocket Marine, Petrides, Bolin and the Purchaser. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.
     8. Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) one (1) business day after deposit with an internationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth in this Section 8, or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 8. If notice is given to Aries Energy, it shall be sent to Aries Energy Corporation, 18, Zerva Nap. Str. Glyfada, 166 75 Athens, Greece. If notice is given to Rocket Marine, it shall be sent to Rocket Marine Inc., 18, Zerva Nap. Str. Glyfada, 166 75 Athens, Greece, Attention: Gabriel Petrides. If notice is given to Petrides, it shall be sent to Gabriel Petrides, 18, Zerva Nap. Str. Glyfada, 166 75 Athens, Greece. If notice is given to Bolin, it shall be sent to Mons S. Bolin, 18, Zerva Nap. Str. Glyfada, 166 75 Athens, Greece. If notice is given to any member of the Rocket Group, a copy shall also be sent to Morgan, Lewis & Bockius LLP, 100 Park Avenue, New York, New York, 10178-0060, Attention: R. Alec Dawson, Esq. If notice is given to the Purchaser, it shall be sent to Grandunion, Inc., Akti Miaouli 83 & Flessa 1-7, Piraeus 185 38, Greece, Attention: Michail Zolotas, and a copy shall also be given to Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., 666 Third Avenue, New York, New York 10017, Attention: Kenneth R. Koch, Esq.
     9. Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.
     10. Entire Agreement; Assignment. This Agreement (a) constitutes the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled and (b) shall not be assigned by operation of law or otherwise, except that Purchaser may assign all or any of its rights and obligations hereunder to any direct or indirect wholly owned subsidiary of Purchaser; provided, however, that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.
     11. Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.
     12. Governing Law. This Agreement and any controversy arising out of or relating to this Agreement shall be governed by and construed in accordance with the laws of State of New York, without regard to conflict of law principles that would result in the application of any law other than the law of the State of New York. The parties hereby expressly waive all rights to trial by jury in any suit, action or proceeding arising under this Agreement.
     13. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.
     14. Counterparts. This Agreement may be executed and delivered by facsimile signature and in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     15. Closing. Notwithstanding anything to the contrary contained herein, this Agreement shall not become effective unless and until the closing contemplated by the Purchase Agreement, and if such closing has not occurred on or before December 31, 2009, this Agreement will be null and void ab initio.
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          IN WITNESS WHEREOF, the parties have executed this Voting Agreement as of the date first written above.

ARIES ENERGY CORPORATION
By:	/s/ Mons Bolin
	Name:	M. Bolin
	Title:	Director

ROCKET MARINE INC.
By:	/s/ Mons Bolin
	Name:	M. Bolin
	Title:	Director

/s/ Gabriel Petrides
Gabriel Petrides

/s/ Mons Bolin
Mons S. Bolin

GRANDUNION, INC.
By:	/s/ Michael Zolotas
	Name:	Michael Zolotas
	Title:	Chief Executive Officer

Acknowledged by:
ARIES MARITIME TRANSPORT LIMITED

By:	/s/ George Xiradakis

	Name:	George Xiradakis
	Title:	Director

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